EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ROCKY MOUNTAIN CHOCOLATE FACTORY OPENS 300TH RETAIL STORE
DURANGO, Colorado (November 15, 2005) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today announced the opening of its 300th store. The store is located at 6401 Bluebonnet Blvd., Suite 5600, Baton Rouge, Louisiana.
“We are very pleased to report the landmark opening of our 300th Rocky Mountain Chocolate Factory store,” noted Frank Crail, Chief Executive Officer of the Company. “Since the opening of our first store in 1981, our Company has grown into the largest retail chocolatier in the United States, in terms of the number of stores in operation.”
Rocky Mountain Chocolate Factory opened 7 new stores during the month of October in Sedona (Canyon Breeze), Arizona; Tucson, Arizona; Commerce, California; Council Bluffs, Iowa; Baton Rouge, Louisiana; Charlotte, North Carolina; Kitchener, Ontario; and 2 stores through November 15, 2005, Greensboro, North Carolina and Miami, Florida.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of November 15, 2005, the Company and its franchisees operated 302 stores in 40 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The NASDAQ National Market under the symbol “RMCF”.
This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554